Exhibit (e)(3)

GILEAD SCIENCES, INC.

AMENDMENT NO. 1 TO

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Mutual Confidential Disclosure Agreement effective as of January 1, 2019 (the “Original Agreement”) is made effective as of June 30, 2019 (“Amendment Effective Date”) by and between lmmunomedics, Inc. (“Company”)  and Gilead Sciences, Inc. (“Gilead”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Original Agreement to the extent defined therein.

WHEREAS, Gilead and Company entered into the Original Agreement to enable the parties to evaluate, discuss, negotiate and possibly enter into a business transaction involving each other;

WHEREAS, Gilead and Company now wish to amend the Original Agreement as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and assurances contained in the Original Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Section 8 of the Original Agreement is hereby deleted and replaced in its entirety with the following:

“8. This Agreement shall come into force on the Effective Date and shall remain in effect for a period of two (2) years thereafter. Notwithstanding any expiration or termination of this Agreement, each party's obligations under this Agreement as a Recipient shall survive expiration or termination of this Agreement and shall expire seven (7) years from the Effective Date.”

2.	This Amendment together with the Original Agreement constitute the entire agreement of the parties with respect to the matters set forth herein and there are no other agreements, commitments or understandings among the parties with respect to the matters set forth herein. All terms and conditions of the Original Agreement not expressly amended herein shall remain in full force and effect. The terms and conditions of this Amendment shall prevail over any conflicting terms and conditions in the Original Agreement.

The parties hereto have entered into this Amendment as of the Amendment Effective Date by their duly authorized representatives.

IMMUNOMEDICS, INC.		GILEAD SCIENCES, INC.

By:	/s/ Jared Freedberg	By:	/s/ Siobhan L. Pomeroy
Name:	Jared Freedberg	Name:	Siobhan L. Pomeroy
Title:	General Counsel & Secretary	Title:	Executive Director, Corporate Development